Exhibit 99.1

For Immediate Release: January 6, 2011

Lee Allan

Director of Corporate Communications

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

GC Net Lease REIT Acquires Quad/Graphics Printing Facility

LOS ANGELES, CA – Griffin Capital Corporation (“Griffin”) announced today the acquisition by The GC Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust sponsored by Griffin, of a 169,816 square foot printing facility 100% leased to and occupied by World Color (USA), LLC under a long term triple-net lease guaranteed by World Color’s parent, Quad/Graphics, Inc. (NYSE-QUAD), the world’s second largest printing company. The REIT, which is focused on acquiring “mission critical”, single-tenant, office and industrial properties net-leased to creditworthy corporate tenants, acquired the property for $11.85 million, a favorable price relative to two recent lenders’ appraisals ranging between $12.4-$12.6 million.

Kevin Shields, CEO of Griffin, commented: “the reason we secured such a great price advantage was due to our ability to act quickly and close by year end.” The acquisition closed on December 30, 2010, just two weeks after going under contract on December 17, 2010. “Our capitalization or ‘cap’ rate is north of 10%, which, on a leveraged basis, generates a cash on cash return to the REIT of over 10.6% – this return is substantially accretive to our REIT investors relative to our current distribution rate,” Mr. Shields continued.

The Quad/Graphics Property is located on 15 acres of land in Loveland, Colorado, approximately 45 miles north of Denver and 20 miles north of Boulder. Loveland, Colorado is located just west of Interstate 25, northern Colorado’s primary north-south freeway, which connects Loveland to Denver and other major cities in the region.

Griffin believes the property is ‘mission-critical’ to the tenant for several reasons: (i) the property is the tenant’s only dedicated directory printing facility in the western United States, serving markets as far west as Hawaii, (ii) the printing presses are operated 24 hours a day, 7 days a week, and (iii) an adjacent private rail spur facilitates daily delivery via railcar of oversized paper rolls to feed the three state-of-the-art printing presses housed at the property. In addition, the property has been expanded on a number of occasions since being built in 1986 and has ample undeveloped area around the improvements to accommodate the tenant’s future growth.

“This acquisition satisfies our key acquisition metrics: we acquired the property at a favorable initial capitalization rate of approximately 10.26%, thereby offering the REIT and its investors a competitive risk-adjusted return; the tenant made a long term commitment to the property as manifest in the original and subsequently extended duration of the lease; the property is critical to the ongoing operations of the tenant and the tenant maintains a dominant market position in its product space,” added Michael Escalante, Griffin Capital’s Chief Investment Officer.

About The GC Net Lease REIT and Griffin Capital Corporation

The GC Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes six office and industrial distribution properties totaling approximately two million rentable square feet. The REIT’s sponsor is Griffin Capital Corporation, a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996. Griffin Capital currently owns and manages a portfolio consisting of over 8.2 million square feet of space, located in 12 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.